Exhibit 99.2

From: Paul Barry
Sent: Friday, 22. August 2008 20:25
To: Stefan Schraps
Subject: BodyTel - Resignation from the Board

Stefan,

This email is to inform you of my decision to formally resign from the Board of BodyTel Scientific Inc. with immediate effect.

As discussed, the decision was taken due to personal reasons.

I wish you and the company every success in the future.

Regards

Paul Barry
[Address]